EXHIBIT (A)(5)(IV)

Upper Deck Announces Extension of Tender Offer for Topps

North Las Vegas, NV – July 23, 2007: The Upper Deck Company today announced that it is extending its previously announced tender offer for all outstanding shares of The Topps Company, Inc. (NasdaqGS: TOPP) (Topps), until 12:00 midnight, New York City time, on Friday, August 10, 2007 (which is the end of the day on August 10, 2007). The tender offer has been extended as a result of Upper Deck’s withdrawal and re-filing (on July 19, 2007) of its notification to the Federal Trade Commission (FTC) under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). As previously announced, Upper Deck originally filed its HSR notification on July 2, 2007, and its decision to withdraw and re-file its notification was prompted by factors outside of its control. By re-filing its notification with the FTC, Upper Deck has a full 15 day period after the re-filing to discuss the transaction with, and answer any questions raised by the FTC. The waiting period under the HSR Act will expire at 11:59 pm ET on August 3, 2007, unless this period is earlier terminated or extended.

As announced previously on June 25, 2007, The Upper Deck Company, through its direct wholly-owned subsidiary, UD Company, Inc., commenced a tender offer for all outstanding shares of Topps at a price of $10.75 per share net to the seller in cash without interest, less brokerage fees and less any required withholding taxes. The tender offer was previously set to expire at 12:00 midnight, New York City time, on Tuesday, July 24, 2007.

The Upper Deck Company has retained CIBC World Markets Corp. as financial advisor and Liner, Yankelevitz Sunshine & Regenstreif LLP as legal counsel, and Paul, Weiss, Rifkind, Wharton & Garrison LLP as special counsel in connection with anti-trust matters.

IMPORTANT INFORMATION

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any tender offer will be made only through an Offer to Purchase and related materials. In connection with the tender offer, The Upper Deck Company and its direct wholly-owned subsidiary UD Company, Inc. filed a Tender Offer Statement on Schedule TO (containing an Offer to Purchase, a Letter of Transmittal and related materials) with the U.S. Securities and Exchange Commission. Investors and security holders of The Topps Company, Inc. are advised to read these disclosure materials, and other disclosures materials because these materials will contain important information. You should consider the information contained in the disclosure materials before making any decision about the tender offer or whether to tender your shares. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by The Upper Deck Company and UD Company, Inc. with the U.S. Securities and Exchange Commission at the SEC’s website at www.sec.gov. The disclosure materials may also be obtained from the Information Agent for the tender offer at no cost after the tender offer is commenced.

CAUTIONARY STATEMENTS

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this press release are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the offer and our plans with respect to Topps, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Topps, economic and market factors and the industry in which Topps does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Upper Deck believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this press release. These statements are not guarantees of future performance. All forward-looking statements included in this press release are made as of the date hereof and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

About The Upper Deck Company

Founded in 2003, The Upper Deck Company is a premier sports and entertainment publishing company which delivers a portfolio of relevant, innovative and multi-dimensional product experiences to collectors, sports and entertainment enthusiasts. For more information on The Upper Deck Company and its products please visit www.upperdeck.com.

For further information contact:

Richard Foltynewicz

Telephone: (702) 633-0637